EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
EVCI Career Colleges Incorporated

We hereby consent to the incorporation by reference in this Prospectus constituting part of the Registration Statement of EVCI Career Colleges Incorporated on this Form S-3 of our report dated January 30, 2004, on the consolidated financial statements of EVCI Career Colleges Incorporated and subsidiaries as of December 31, 2003 and 2002 and for the years then ended appearing in the annual report on Form 10-KSB of EVCI Career Colleges Incorporated for the year ended December 31, 2003. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.

/s/ Goldstein Golub Kessler LLP
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New York, New York
April 22, 2004